Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White
President and CEO
Phone: 908/206-3700
BREEZE-EASTERN REPORTS FISCAL 2009
FIRST QUARTER RESULTS
Union, New Jersey – July 31, 2008 – Breeze-Eastern Corporation (AMEX:BZC) today reported that net income for the 2009 fiscal first quarter was $765 thousand versus $641 thousand in the prior-year period or $.08 per diluted share compared to $.07 per diluted share in the prior year period. Operating income for the first quarter of fiscal 2009 was $1.8 million compared to $2.0 million for the first quarter of fiscal 2008. Sales of $14.0 million in the fiscal first quarter of 2009 represented a decrease of 14% compared to the $16.3 million for the same period in the prior year. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the first quarter of fiscal 2009 was $2.1 million versus $2.3 million in the prior year period. New orders received during the 2009 fiscal first quarter were $23.0 million compared to $8.1 million in the prior fiscal year’s first quarter. The Company’s book-to-bill ratio for the fiscal 2009 first quarter was 1.6 compared with 0.5 for last year’s fiscal first quarter.
Robert L. G. White, President and Chief Executive Officer of the Company, said, “While overall sales in the first quarter of fiscal 2009 were down $2.3 million from the same period in the prior year, we reported a gross margin in the quarter of 43%, versus 39% for the same period last year. This was the result of better performance and product mix in the production of new equipment, and improved operating efficiencies in the overhaul and repair operating segment. The demand for spare parts remained weak, down $0.9 million compared to the fiscal 2008 first quarter. We believe that the decreased demand is due primarily to the delay in fully funding the war effort in Iraq and Afghanistan. This delay is the single biggest factor impacting the shift in our sales mix. While we remain confident that the unrealized portion of the spare parts sales will eventually be ordered, it is not clear at this time when that will happen and to date we have not seen an increase in demand for spare parts. Additionally, sales of new equipment were down $2.3 million due primarily to the timing of shipments for the High Mobility Artillery Rocket System. This was partially offset by an increase in engineering services revenue of $0.7 million related to design work for the Army under the Future Combat Systems program. Also, in recent years, our revenues in the second half of the fiscal year have generally exceeded revenues in the first half. The timing of U.S. Government awards, the availability of U.S. Government funding and product delivery schedules are among the factors affecting the periods in which revenues are recorded. We expect this trend to continue in fiscal 2009.”
700 Liberty Avenue • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation — July 31, 2008
Fiscal 2009 First Quarter Earnings Release

Mr. White continued, “For the 2009 fiscal first quarter, our general, administrative and selling expenses were $175 thousand less than the same period in the prior year. This reduction was primarily due to lower engineering expenditures related to the Airbus A400M military transport aircraft. We are in the process of selecting a new site for our production and headquarters facilities and expect to initiate the relocation to the new site in the fourth quarter of fiscal 2009. Our debt, net of cash on hand, at the end of the first quarter of fiscal 2009 was $20.3 million, a decrease of $3.6 million from the end of fiscal 2008. This decrease was driven primarily by a reduction in accounts receivable during the quarter as the sales made late in the fourth quarter of fiscal 2008 were collected. Working capital remained essentially unchanged at $28.6 million in the first quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008. The decrease in interest expense in the 2009 fiscal first quarter versus the same period in fiscal 2008 was caused by a decline in the overall effective interest rate of 2% coupled with a reduction of outstanding debt through cash flows from operations and the sale of the Company’s Union, New Jersey facility in the fourth quarter of fiscal 2008. A new senior credit facility is expected to be in place during the second quarter. With this, we expect overall interest expense for fiscal 2009 to be lower than fiscal 2008 by an amount in excess of $1.0 million.”
Outlook
Mr. White concluded, “While the operating results in the first quarter of fiscal 2009 lagged the fiscal 2008 first quarter, we continue to expect total sales in fiscal 2009 to be in the range of 2% to 5% higher than fiscal 2008 and that our overall cost and expense structure will remain relatively consistent in fiscal 2009 compared to fiscal 2008. While we expect to be reporting a provision for income taxes on a GAAP basis in the low 40% range for fiscal 2009, the actual taxes to be paid will be much lower as we expect to continue to utilize our net operating loss carry-forwards to offset the reported tax expense.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, which employs approximately 184 people at its facility in Union, New Jersey, reported sales of $76.0 million in the fiscal year ended March 31, 2008.
Non–GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, and other income/expense). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.

Breeze-Eastern Corporation — July 31, 2008
Fiscal 2009 First Quarter Earnings Release

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2008.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — July 31, 2008
Fiscal 2009 First Quarter Earnings Release

BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended
	6/29/08	7/1/07
Net sales	$13,968	$16,255
Cost of sales	7,946	9,838

Gross profit	6,022	6,417

General, administrative and selling expenses	4,227	4,402
Interest expense	439	932
Other expense-net	37	14

Income before income taxes	1,319	1,069

Provision for income taxes	554	428

Net income	$765	$641

Basic earnings per share:
Net income	$0.08	$0.07

Diluted earnings per share:
Net income	$0.08	$0.07

Weighted average basic shares	9,340,000	9,286,000
Weighted average diluted shares	9,409,000	9,376,000
BALANCE SHEET INFORMATION

	6/29/08	3/31/08
Current assets	$44,463	$47,791
Property, plant and equipment – net	4,063	3,833
Other assets	24,326	24,566

Total assets	$72,852	$76,190

Current portion of long-term debt and short term borrowings	$3,057	$5,977
Other current liabilities	12,840	13,270

Total current liabilities	15,897	19,247
Long-term debt	19,085	19,849
Other non-current liabilities	10,046	10,202
Stockholders’ equity	27,824	26,892

Total liabilities and stockholders’ equity	$72,852	$76,190

Breeze-Eastern Corporation — July 31, 2008
Fiscal 2009 First Quarter Earnings Release

Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended
	6/29/08	7/1/07
Net sales	$13,968	$16,255
Cost of sales	7,946	9,838

Gross Profit	6,022	6,417

General, administrative and selling expenses	4,227	4,402

Operating income	1,795	2,015

Add back: depreciation and amortization	328	292

Adjusted EBITDA	$2,123	$2,307

Net income	$765	$641
Provision for income taxes	554	428
Depreciation and amortization	328	292
Interest expense	439	932
Other expense-net	37	14

Adjusted EBITDA	$2,123	$2,307

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